                EXHIBIT 10.2

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
BETWEEN UIL HOLDINGS CORPORATION
AND
NATHANIEL D. WOODSON

WHEREAS, the Department of the Treasury has issued interim guidance contained in Notice 2005-1 concerning the implementation of the new non-qualified deferred compensation rules contained in Section 409A of the Internal Revenue Code; and

WHEREAS, the interim guidance has made it clear that amounts accrued under a supplemental executive retirement arrangement through December 31, 2004 may be ‘grandfathered’ and not subject to the new, more restrictive rules, provided that there is no material amendment made to such arrangement after October 3, 2004; and

WHEREAS, in light of the guidance, UIL Holdings Corporation (“the Company”) and Nathaniel D. Woodson (“the Executive”) wish to clarify the SERP provisions contained in the employment agreement dated as of November 8, 2004 between the Company and the Executive, as amended (the “Employment Agreement”), to clearly bifurcate SERP accruals before and after January 1, 2005, and to restrict applicability of the new, more restrictive rules to post-2004 accruals; and

WHEREAS, the Company and the Executive further wish to take advantage of certain transition rules that allow elections as to time and form of payment to be made up through December 31, 2005 without running afoul of Section 409A of the Code;

WHEREAS, it is anticipated that this will be the first in a series of such amendments required to comply with the new non-qualified deferred compensation rules;

NOW THEREFORE, Section 4(g) of the Employment Agreement is revised in its entirety to read as follows:

(g) Supplemental Executive Retirement Benefit.

(i) Benefit Formula. Upon termination of the Executive's employment with the Company and all affiliates other than for Cause (as defined in Section 5(b) of this Agreement), a supplemental retirement benefit (“SERP”) shall be payable in accordance with the provisions of this Section (4)(g). The annual supplemental retirement benefit, expressed in the form of a single life annuity beginning at the Executive's Normal Retirement Date as defined in The United Illuminating Company Pension Plan (the “UI Pension Plan”), shall be the excess, if any, of (A) less (B), where (A) is 2.0% (.020) of the Executive's highest three-year average Total Compensation times his number of years of service as an employee of the Company (including any deemed service credited under this Agreement or the CIC Plan II) at termination (not to exceed thirty), and (B) is the benefit payable under the Company's Pension Plan expressed as a single life annuity commencing as of the Executive’s Normal Retirement Date. For purposes of this Section, Total Compensation shall mean the Executive’s Base Salary, and any amount paid to the Executive as short-term incentive compensation pursuant to the Company’s annual executive incentive compensation plan. For purposes of this Section, the Executive’s deemed service as an employee of the Company will be calculated by adding two additional years of service for each actual year of service worked on each of the first five anniversaries of February 23, 1998, so that as of February

23, 2003, the Executive will be deemed to be credited with fifteen years of service for purposes of calculating his supplemental retirement benefit under this Section. With the exception of the lump sum methodology noted below (i.e., the present value of an immediate annuity), the benefits payable under this Section 4(g) shall be calculated using the same definitions of actuarial equivalence, and the same early retirement reduction factors that are specified in the Pension Plan in the event that the Executive becomes entitled to payment of the supplemental retirement benefit prior to what would have been his Normal Retirement Date, except that, in the event that the Executive is credited with deemed years of service, the reductions shall be based on the Executive's service deemed as an employee of the Company. If the form of payment provides for a death benefit, such benefit shall be payable to the Executive's estate, unless another beneficiary has been designated by the Executive. If the Executive dies prior to the commencement of benefit payments, then the pre-retirement death benefit provisions of the Pension Plan shall apply to the supplemental retirement benefit payable pursuant to this Section (4)(g).

(ii) Grandfathering Pre-2005 Accruals; Time and Form of Payment. SERP accruals through December 31, 2004 (the ‘grandfathered amount’) shall be subject to the tax law in effect prior to the enactment of Section 409A of the Internal Revenue Code, including without limitation requirements as to election of the timing and form of payment. For purposes of calculating the grandfathered amount, the grandfathered amount shall be determined to be the actuarially equivalent present value as of December 31, 2004 of the SERP to which the Executive would be entitled under this Section 4(g) if the Executive had voluntarily terminated service as of that date and received an actuarially equivalent lump sum equal to the present value of the immediate life annuity payable upon his termination of service. Early retirement subsidies to which the Executive would not in fact be entitled as of December 31, 2004 because the Executive had not attained sufficient age or service shall not be included in determining the grandfathered amount. The normal form of benefit payment for the grandfathered amount shall be an actuarially equivalent lump sum equal to the present value of the immediate life annuity to which the Executive would have been entitled had he terminated service as of December 31, 2004. The Executive may instead elect to receive the grandfathered amount in any other one of the actuarially equivalent forms provided for under the Pension Plan; provided that such election is made in accordance with the law in effect prior to January 1, 2005 and any transition rules provided in IRS Notice 2005-1.

(iii) Time and Form of Payment for Non-Grandfathered Amounts. Distribution of SERP accruals occurring on or after January 1, 2005 (the “non-grandfathered amount”) shall be shall be paid, or commence to be paid, in the month of January following the Executive’s termination of service with the Company and its affiliates, but in no event earlier than six months following the Executive’s termination of service in the event that the Executive is a ‘key employee’ as defined in Section 416 of the Internal Revenue Code. The non-grandfathered amount, determined as of the Executive’s termination date, shall be paid in an actuarially equivalent lump sum equal to the present value of the immediate life annuity payable as of such distribution date, unless the Executive shall have elected at least 12 months in advance of such distribution date to commence distributions in one of the other actuarially equivalent forms of benefits permitted under the Company’s Pension Plan, in which case the commencement of the non-grandfathered amount shall be deferred, except in the case of termination due to death or disability, for a period of at least five years from the date on which such distribution otherwise would have been made. Notwithstanding the foregoing to the contrary, on or before December 31, 2005, the Executive shall be permitted to make an election, pursuant to IRS Notice 2005-1, Question and Answer 19(c) to alter the form of distribution that would otherwise apply under this Subsection (iii) to the non-grandfathered amount, and to take the non-grandfathered amount in any actuarially equivalent form of distribution available under the Pension Plan, without the necessity of making such election 12 months in advance of such distribution commencement date, and without being deemed to have violated either the 5 year deferral rule contained in Sections 409A(4) or the ‘anti-acceleration’ rule of Section 409A(3) of the Code.

(iv) Payments Conditioned upon Release. All payments under this Section 4(g) are conditioned upon the Executive executing the release provided for in Section 6(f).

(v) Compliance with Applicable Tax Law. The provisions of this section are intended to comply in good faith with all laws applicable to the taxation of non-qualified deferred compensation, and the Company and Executive agree to revise this subsection as necessary or advisable on or before December 31, 2005 in order to comply with such laws and to incorporate the applicable provisions of Section 409A of the Internal Revenue Code (and guidance issued thereon) with respect to non-grandfathered amounts.

The provisions of the foregoing amendment shall be effective as of January 1, 2005.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

Date:	July 8, 2005

UIL HOLDINGS CORPORATION
Attest:

/s/ Susan E. Allen	By:	/s/ Thelma R. Albright
Susan E. Allen, Vice President Investor Relations, Corporate Secretary & Treasurer		Thelma R. Albright, Chairman Compensation and Executive Development Committee

July 8, 2005	/s/ Nathaniel D. Woodson
Date	Nathaniel D. Woodson